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                                                                    EXHIBIT 12.1

                              COMPUTATION OF RATIOS

The ratio of earnings to fixed charges for the periods indicated below were as follows:

                                              52 WEEKS   53 WEEKS    52 WEEKS   52 WEEKS   52 WEEKS
                                                ENDED      ENDED      ENDED       ENDED      ENDED
                                               JULY 2,    JULY 3,    JUNE 28,   JUNE 29,   JUNE 30,
                                                2005       2004        2003       2002       2001
                                              --------   --------   ---------   --------   --------
Ratio of earnings to fixed charges               -----     -----       -----       -----     -----

Deficiency in the coverage of fixed charges
   by earnings (in thousands of dollars)       $12,264    $8,847     $15,702     $80,009   $11,985

For purposes of calculating the above ratios, earnings are defined as income before income taxes and extraordinary items, plus fixed charges. Fixed charges consists of interest expense on all indebtedness, amortization of deferred financing costs, and one-third of rental expense on operating leases representing that portion of rental expense deemed by the Company to be attributable to interest. The ratio of earnings to fixed charges equals earnings divided by fixed charges.